MGI FUNDS™

MGI US Large Cap Growth Equity Fund

99 High Street
Boston, Massachusetts 02110

March 13, 2009

Dear Shareholder:

We are pleased to notify you of a change involving a subadvisor for the MGI US Large Cap Growth Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved a new subadvisory agreement between Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), and Winslow Capital Management, Inc. (“Winslow” or the “Subadvisor”).

Winslow has served as a subadvisor for the Fund since June 12, 2007. Due to a change in the ownership structure of Winslow and its corporate parent, Nuveen Investments, Inc., that occurred at the end of December, the prior subadvisory agreement between Winslow and the Advisor, on behalf of the Fund (the “Prior Subadvisory Agreement”), was terminated, and the Board approved a new subadvisory agreement (the “Current Subadvisory Agreement”) to replace the Prior Subadvisory Agreement. The Current Subadvisory Agreement is identical to the Prior Subadvisory Agreement in all material respects.

It is anticipated that this change will not have any effect on the services provided to the Fund by Winslow, and that Winslow will continue to manage its allocated portion of the Fund’s portfolio as Winslow had done under the Prior Subadvisory Agreement.

This change became effective on December 26, 2008. I encourage you to read the attached Information Statement, which provides, among other information, details regarding Winslow and the Current Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the Current Subadvisory Agreement.

Sincerely,

/s/Phillip J. de Cristo
Phillip J. de Cristo

                                           Trustee, President, and Chief Executive Officer
MGI Funds

MGI FUNDS™

MGI US Large Cap Growth Equity Fund

99 High Street
Boston, Massachusetts 02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI US Large Cap Growth Equity Fund (the “Fund”) about a recent change related to the Fund’s contractual arrangements with Winslow Capital Management, Inc. (“Winslow” or the “Subadvisor”), one of the Fund’s three subadvisors. Specifically, due to a change in the ownership structure of Winslow, the subadvisory agreement (the “Prior Subadvisory Agreement”) between Winslow and Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), on behalf of the Fund, dated June 12, 2007, was terminated.

The Board approved a new subadvisory agreement dated December 26, 2008 (the “Current Subadvisory Agreement”) with Winslow. The Current Subadvisory Agreement was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about March 13, 2009 to shareholders of record of the Fund as of January 31, 2009. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits MGI to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on December 11, 2008 (the “Meeting”), approved the Current Subadvisory Agreement between the Advisor, on behalf of the Fund, and Winslow. Winslow is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Winslow is paid by the Advisor and not by the Fund. In accordance with procedures adopted by the Board, a subadvisor to the Fund may effect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of entering into a new subadvisory agreement, the affected fund will notify the shareholders of the fund of the changes. This Statement provides such notice of the changes and presents details regarding Winslow and the Current Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc. (“Mercer”), an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.55% of assets up to $750 million and 0.53% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $1,580,167 from the Fund for the fiscal year ended March 31, 2008.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Phillip J. de Cristo serves as President, Chief Executive Officer, and a Trustee of the Trust, and President, Investments of Mercer, Kenneth Crotty serves as a Vice President of the Trust, and President of the Advisor. Denis Larose serves as a Vice President and Chief Investment Officer of the Trust, and as Chief Investment Officer of the Advisor. Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust, and as Chief Operating Officer of the Advisor. Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust, and as Chief Counsel of the Advisor and of Mercer, an affiliate of the Advisor. Christopher A. Ray serves as Vice President of the Trust, and as Vice President and Portfolio Manager of the Advisor. Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust, and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

WINSLOW CAPITAL MANAGEMENT, INC.

Winslow is located at 4720 IDS Tower, 80 South Eighth Street, Minneapolis, Minnesota, 55402. Winslow is registered as an investment adviser under the Advisers Act and is a wholly-owned subsidiary of Nuveen Investments, Inc. (“Nuveen Investments”). Nuveen Investments is a subsidiary of a holding company formed by equity investors led by Madison Dearborn Partners, LLC (“MDP”), a private equity firm. The Current Subadvisory Agreement is dated December 26, 2008. The Prior Subadvisory Agreement was initially approved by the Board at a meeting held on May 14-15, 2007 and Winslow has managed its allocated portfolio of the Fund since June 12, 2007. The Board renewed the Prior Subadvisory Agreement at the June 9 and 10, 2008 Board meeting (the “June 2008 Meeting”).

On December 26, 2008, Winslow completed a transaction (the “Transaction”) in which Winslow became a wholly-owned subsidiary of Nuveen Investments. MDP is considered a “control person” of Winslow under the Advisers Act and an “affiliate” of Winslow under the 1940 Act.

Winslow is not affiliated with the Advisor, and Winslow discharges its responsibilities subject to the oversight and supervision of the Advisor. Winslow is compensated out of the fees that the Advisor receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the Current Subadvisory Agreement.

The fees paid by the Advisor to Winslow depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to Winslow by MGI.

In accordance with procedures adopted by the Board, Winslow may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Winslow serves as an investment advisor or subadvisor for the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective:

Name	Assets as of	Contractual Fee Rate
December 31, 2008
(in millions)

MainStay Large Cap Growth Fund	$1,700	0.40% on assets up to $250 million;
		0.35% on assets from $250 million to
		$500 million; 0.30% on assets from
		$500 million to $750 million; 0.25% on
		assets from $750 million to $1 billion;
		and 0.20% on assets in excess of $1
		billion. [1]

MainStay Variable Product Large	$254	0.40% on assets up to $250 million;
Cap Growth Portfolio Fund		0.35% on assets from $250 million to
		$500 million; 0.30% on assets from
		$500 million to $750 million; 0.25% on
		assets from $750 million to $1 billion;
		and 0.20% on assets in excess of $1
		billion. [1]

HSBC Investor Growth Portfolio	$76	0.40% on assets up to $250 million;
		0.35% on assets from $250 million to
		$500 million; 0.30% on assets from
		$500 million to $750 million; 0.25% on
		assets from $750 million to $1 billion;
		and 0.20% on assets over $1 billion.[2]

1.	Based upon the total assets under management of the MainStay Large Cap Growth Fund and the MainStay Variable Product Large Cap Growth Portfolio Fund.
2.	Based upon the total assets under management of various HSBC investment vehicles subadvised by Winslow.

The names and principal occupations of the principal executive officers of Winslow are listed below. The address of each principal executive officer, as it relates to the person’s position with Winslow, is 4720 IDS Tower, 80 South Eighth Street, Minneapolis, Minnesota 55402.

Name Clark J. Winslow	Principal Occupation CEO, CIO, and Portfolio Manager; President of Winslow Family Foundation
Justin H. Kelly R. Bart Wear Jean A. Baillon	Senior Managing Director and Portfolio Manager Senior Managing Director and Portfolio Manager Senior Managing Director, Chief Administrative Officer, and Chief Financial Officer

THE CURRENT SUBADVISORY AGREEMENT

The terms of the Current Subadvisory Agreement are identical in all material respects to the terms of the Prior Subadvisory Agreement, including the fees that are payable to Winslow by MGI, and the services that Winslow is required to provide in managing its allocated portion of the Fund.

The Current Subadvisory Agreement provides that Winslow, among other duties, will make all investment decisions for Winslow’s allocated portion of the Fund’s investment portfolio. Winslow, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the subadvisor’s allocated portion of the Fund’s assets. Winslow also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Current Subadvisory Agreement provides for Winslow to be compensated based on the average daily net assets of the Fund allocated to Winslow. Winslow is compensated from the fees that the Advisor receives from the Fund. Winslow generally will pay all expenses it incurs in connection with its activities under the Current Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Current Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii)Winslow, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At its December 11, 2008 Board Meeting, the Board discussed the then-anticipated Transaction with representatives of the Advisor, the terms of the Current Subadvisory Agreement, and the implications, if any, of the Transaction for the performance of Winslow as a subadvisor of the

Fund. The Board considered that the Transaction will result in a change in control of Winslow, and hence, in the assignment of the Prior Subadvisory Agreement under the 1940 Act. Because the assignment will cause the automatic termination of the Prior Subadvisory Agreement, the Trustees, and by a separate vote, the Independent Trustees, were requested to approve the Current Subadvisory Agreement, which would become effective following the Transaction.

At the December Meeting, the Advisor recommended the approval of the Current Subadvisory Agreement, pursuant to which Winslow would continue to serve as a subadvisor of the Fund. The approval of the Current Subadvisory Agreement with Winslow was recommended by the Advisor because, among other factors: (i) the Transaction is not expected to have a material effect on the nature, extent, or quality of the services provided by Winslow to the Fund; (ii) the Winslow personnel who have been responsible for managing Winslow’s allocated portion of the Fund’s portfolio since the commencement of services provided to the Fund will continue to serve in their respective capacities following the Transaction; and (iii) the terms of the Current Subadvisory Agreement were identical, in all material respects, to the terms of the Prior Subadvisory Agreement.

The Board reviewed information regarding the Transaction provided by Winslow. It also reviewed a copy of the Current Subadvisory Agreement. The Board considered that the Current Subadvisory Agreement provided for the same range of services and fees as the Prior Subadvisory Agreement, and, most importantly, that the Current Subadvisory Agreement was identical in all material respects to the Prior Subadvisory Agreement. Additionally, given that the fee provided under the Current Subadvisory Agreement was identical to the fee under the Prior Subadvisory Agreement, the Board’s prior deliberations, at the June 2008 Meeting, when the Prior Subadvisory Agreement was renewed, remained relevant.

After a full consideration of the foregoing information, including the Independent Trustees’ deliberations at the June 2008 Meeting, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded at the December Board Meeting that the approval of the Current Subadvisory Agreement was in the best interests of the Fund, and approved the Current Subadvisory Agreement with respect to the Fund.

In connection with the Independent Trustees’ consideration of the renewal of the Prior Subadvisory Agreement at the June 2008 Meeting, the Independent Trustees considered information relating to: (i) the process by which the Advisor selected and recommended Winslow for Board approval; (ii) the nature, extent, and quality of the services that Winslow would provide to the Fund; (iii) Winslow’s reputation, investment management business, personnel, and operations; (iv) Winslow’s brokerage and trading policies and practices; (v) the level of subadvisory fees to be charged by Winslow; and a comparison of those fees to the fees: (a) charged by Winslow to comparable accounts Winslow managed, including registered and unregistered investment companies or other pooled investment vehicles, as applicable, and (b) paid by certain other registered investment companies (or their investment advisors) and having investment objectives similar to that of the Fund; (vi) Winslow’s compliance program; (vii) Winslow’s historical performance returns managing a similar investment mandate, and such performance comparisons to a relevant index; and (viii) Winslow’s financial condition. The Independent Trustees also considered and analyzed other information and factors that the Independent Trustees deemed relevant with respect to Winslow, including: Winslow’s management style; the qualifications and experience of the persons that will be responsible for the day-to-day management of the Fund; and Winslow’s staffing levels and overall resources.

At the June 2008 Meeting, the Independent Trustees reviewed the nature, quality, and extent of the services to be provided by Winslow to the Fund. The Independent Trustees discussed the specific investment process to be employed by Winslow in managing the assets of the Fund to be allocated to the Subadvisor, the qualifications of Winslow’s investment management team with regard to implementing the Fund’s investment mandate, and Winslow’s performance record as compared to its benchmark. The Independent Trustees considered Winslow’s infrastructure and whether the Subadvisor appeared to support its investment strategy adequately. The Independent Trustees also discussed the Advisor’s review and selection process with respect to Winslow, and the Advisor’s favorable assessment as to the nature and quality of the subadvisory services expected to be provided by Winslow. The Independent Trustees determined that the Fund would benefit from the quality and experience of Winslow’s portfolio managers. Based on their consideration and review of the foregoing factors, the Independent Trustees concluded that the nature, extent, and quality of the subadvisory services to be provided by Winslow under the Prior Subadvisory Agreement, as well as Winslow’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective.

The Independent Trustees discussed the services that would be rendered by Winslow and evaluated the compensation to be paid to Winslow by the Advisor. The Independent Trustees also considered comparisons of the fees paid to Winslow by the Advisor with the fees charged by Winslow to its other clients. The Independent Trustees noted that the fee schedule of Winslow did not include breakpoints that would reduce Winslow’s fees as assets in the Fund increased. In addition, the Independent Trustees considered the selection and due diligence process employed by the Advisor in deciding to recommend Winslow as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the fees to be paid to the Subadvisor for its services to the Fund were reasonable. The Independent Trustees noted that the subadvisory fees were paid by the Advisor to Winslow and were not additional fees to be borne by the Fund. Based on their discussion, the Independent Trustees concluded that, in light of the quality and extent of the services to be provided, the proposed fees to be paid to Winslow with respect to the assets to be allocated to the Subadvisor appeared to be within a reasonable range.

Based on these factors, the determination of the Advisor at the conclusion of its due diligence process, and such other matters as were deemed relevant, the Independent Trustees, at the June 2008 Meeting, concluded that the proposed fee rate was reasonable in relation to the services to be provided to the Fund by Winslow. As a result, the Independent Trustees decided to recommend to the Board the renewal of the Prior Subadvisory Agreement at the June 2008 Meeting.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2008, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of PNC Global Investment Servicing, Inc., and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2008, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of January 31, 2009, the Fund had 47,190,818 total shares outstanding, and MGI Collective Trust: MGI US Large Cap Growth Equity Portfolio held 45,616,208 shares, representing 96.66% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.